Exhibit 99.1

Endeavor Completes Sale of Controlling Stake in Global Premium Content Studio ‘Endeavor Content’ to CJ ENM

Beverly Hills, CA (January 19, 2022) – Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company, announced today it has closed its previously announced sale of an 80% stake of the scripted business of U.S.-based global premium content studio, Endeavor Content, to CJ ENM, a leading entertainment company from Korea, for approximately $785 million USD in total proceeds to Endeavor and Endeavor Content.

Endeavor has retained 20% of the scripted portion of Endeavor Content, and has retained the non-scripted portion of the business, as well as certain documentary and film sales and financing consulting services. Endeavor Content’s Graham Taylor and Chris Rice will continue to lead the studio as co-CEOs.

About Endeavor

Endeavor is a global sports and entertainment company, home to many of the world’s most dynamic and engaging storytellers, brands, live events and experiences. The company is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. The Endeavor network specializes in talent representation, sports operations & advisory, event & experiences management, media production & distribution, experiential marketing and brand licensing.

Press

Matt Levine

endeavor@brunswickgroup.com